Exhibit 99.1

Contact:  Jim Kratochvil
Executive Vice President,
Chief Financial Officer,
Treasurer & Secretary
812-424-2904

Berry Plastics Corporation Announces Estimated Quarterly Results

For Immediate Release:

EVANSVILLE, IN - (April 22, 2009) - Berry Plastics Corporation (the "Company") estimates that its net sales will total approximately $758 million during its fiscal 2009 second quarter as compared to its fiscal 2008 second quarter sales of $844 million.  The decrease is due to a combination of lower selling prices and lower sales volumes. Also, the Company estimates that its fiscal 2009 second quarter Adjusted EBITDA, which is a Non-GAAP measure, will be approximately $120 million.  These amounts reflect management’s estimate as of the date of this press release; actual results may vary from these results.  The following table reconciles estimated net loss to the Company’s estimate of Adjusted EBITDA for fiscal 2009 second quarter, the twelve months ended March 28, 2009 and reported Adjusted EBITDA for fiscal 2008 second quarter:

	Unaudited
	Thirteen Weeks Ended		12 months ended
	Estimated	Actual	Estimated
($ in millions)	March 28, 2009	March 29, 2008	March 28, 2009

Adjusted EBITDA	$120	$123	$509
Pro forma acquisitions	-	(5)	-
Pro forma synergies	(4)	(15)	(24)
Pro forma cost reductions	(4)	(5)	(17)
Net interest expense	(62)	(67)	(265)
Depreciation and amortization	(63)	(63)	(259)
Income tax benefit	4	17	32
Business optimization expense	(4)	(4)	(19)
Restructuring and impairment	-	(2)	(5)
Management fees	(2)	(1)	(6)
Other non-cash items	9	(2)	-
Stock based compensation	-	(5)	(22)
Net loss	$(6)	$(29)	$(76)

Adjusted EBITDA is a financial metric utilized in the calculation of the first lien leverage ratio as defined in the Company’s senior secured credit facilities.  While the determination of appropriate adjustments in the calculation of Adjusted EBITDA is subject to interpretation under the terms of the Company’s Senior Secured Credit facilities, management believes the adjustments described above are in accordance with the covenants therein.  Adjusted EBITDA should not be considered in isolation or construed as an alternative to our net loss or other measures as determined in accordance with GAAP.  In addition, other companies in our industry or across different industries may calculate bank covenants and related definitions differently than we do, limiting the usefulness of our calculation of Adjusted EBITDA as a comparative measure.

At March 28, 2009, the Company had $95 million outstanding on its revolving credit facility.  One of the participants in the Company’s revolving credit facility was Lehman Brothers and its affiliates, who had committed to fund $18.3 million out of our total $400.0 million credit facility.  Due to the bankruptcy of Lehman Brothers, we cannot access the full commitment of our credit facility.  At March 28, 2009, the Company had estimated $135 million of cash and unused borrowing capacity of $252 million (reflects the reduction of Lehman’s total commitment of $18 million) under its revolving line of credit subject to the solvency of our lenders to fund their obligations and our borrowing base calculations.

In March 2009, the Company purchased $24 million principal of its 10 ¼ % Senior Subordinated Notes at an aggregate cost of approximately $7 million.  In addition, the Company has agreed in aggregate to invest approximately $134 million to purchase assignments of $415 million principal of Berry Plastics Group, Inc. senior unsecured term loan, which the Company expects to close by the end of fiscal 2009.

This press release is for informational purposes only and is not intended to serve as a solicitation to buy securities or an offer to sell securities.

Berry Plastics is a leading manufacturer and marketer of plastic packaging products and is headquartered in Evansville, Indiana.

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Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements.  Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies’ SEC filings. The companies do not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.